Exhibit 3.3

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “MONSTER DIGITAL, INC.”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF MARCH, A.D. 2016, AT 2:12 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
4896296 8100 SR# 20161739638	Authentication: 202007977 Date: 03-18-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:12 PM 03/18/2016
FILED 02:12 PM 03/18/2016
SR 20161739638 - File Number 4896296

CERTIFICATE OF DESIGNATIONS OF THE

SERIES A CONVERTIBLE PREFERRED STOCK OF

MONSTER DIGITAL, INC.

PURSUANT TO SECTION 151

OF THE DELAWARE GENERAL CORPORATION LAW

I, David H. Clarke, hereby certify that I am the President of Monster Digital, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), and further do hereby certify:

That pursuant to the Certificate of Incorporation of the Corporation, (the “Certificate of Incorporation”), an aggregate of 10,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”) are authorized for issuance, and may contain such rights, privileges and designations (including voting and conversion rights) as the Board of Directors of the Corporation (the “Board”) may, from time to time, designate.

That pursuant to the authority expressly conferred upon the Board by the Certificate of Incorporation, on March 18, 2016, the Board adopted the following resolutions creating a series of 3,000,000 shares of Preferred Stock of the Corporation designated as Series A Convertible Preferred Stock, none of which shares have been issued:

RESOLVED, that the Board designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1.            Designation and Number; Certain Definitions.

1.1           A series of Preferred Stock of the Corporation, designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), par value $0.0001 per share, is hereby established. The number of authorized shares of Series A Preferred Stock shall initially be three million (3,000,000) shares with the stated value of one dollar ($1.00) per share, or $3,000,000 as to all shares of Series A Preferred Stock (the “Liquidated Value”).

1.2           As used in this Certificate, the term “Common Stock” shall mean the collective reference to (a) the shares of common stock, $0.0001 par value per share, of the Corporation authorized for issuance under its Certificate of Incorporation, or (b) any common stock having general voting power authorized for issuance under the certificate of incorporation or other formation document of any successor in interest to the Corporation.

1.3           As used in this Certificate, the term “Common Stock Event” shall mean: (a) the declaration or payment of any dividend or other distribution on the Common Stock, without consideration, payable to one or more stockholders in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock; (b) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (c) a combination or consolidation (by reverse stock split) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

1.4           As used in this Certificate, the term “Conversion Shares” shall mean shares of Common Stock, to be issued upon conversion of the Series A Preferred Stock pursuant to the adjustment provisions set forth in Section 6 of this Certificate of Designations.

1.5           As used in this Certificate, the term “Conversion Units” shall mean units, each unit consisting of two shares of the Corporation’s Common Stock and three five year warrants to purchase shares of the Corporation’s Common Stock at a per share exercise price of $9.375, subject to the adjustment provisions set forth in Section 6 of this Certificate of Designations.

1.6           As used in this Certificate, the term “Holder” shall mean one or more holder(s) of shares of Series A Preferred Stock.

1.7           As used in this Certificate, the term “Sale of Control” shall mean any (a) merger or consolidation of the Corporation with or into another Person; or (b) the sale of all or substantially all of or assets of the Corporation, or issuance or transfer of capital stock of the Corporation to any other Person (each, a “Transaction”); in each case where the power to elect a majority of the members of the board of directors of the Corporation or the surviving corporation or successor-in-interest to the Corporation (including for the avoidance of doubt the transferee of any assets of the Corporation ) in connection with such Transaction, shall pass to Persons other holders of a majority of the outstanding voting capital stock of the Corporation immediately prior to such Transaction; it being understood that a Sale of Control shall not mean or include a Transaction whereby holders of a majority of the outstanding voting capital stock of the Corporation immediately prior to such Transaction (but including Seller in any event) continue to hold, directly or indirectly, either a majority of the outstanding voting securities or sufficient voting securities to enable them to retain the ability to designate a majority of the members of the board of directors of the Corporation or the surviving corporation or successor- in-interest to the Corporation (including for the avoidance of doubt the transferee of any assets of the Corporation) following consummation of such Transaction.

2.            Rank. All shares of the Series A Preferred Stock shall rank:

(a)          senior to the Common Stock, and any other class of securities which is specifically designated as junior to the Series A Preferred Stock (collectively, with the Common Stock, the “Junior Securities”);

(b)          pari passu and on parity with any other class or series of Preferred Stock of the Corporation hereafter created other than Junior Securities (the “Pari Passu Securities”), it being understood that the Series A Preferred Stock shall be pari passu with and on parity to all classes or series of convertible Preferred Stock hereafter issued by the Corporation.

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3.            Dividends.

(a)          The holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, dividends of 8% per annum per share. Dividends on the Series A Preferred Stock shall be paid by check or electronic transfer to holders of record as they appear on the books of the Corporation on such record dates as shall be fixed by the Board of Directors. Record dates shall be not more than 60 nor less than one day preceding the respective payment dates. In the event that the Board of Directors does not fix a record date in connection with the payment of any dividend, the record date for such dividend shall be five business days prior to the respective payment dates. The amount of dividends payable per annum shall be computed on the basis of a 365-day year.

(b)           The Holders of the Series A Preferred Stock shall be entitled to receive dividends when, as, and if declared by the Board on the Common Stock, in an amount which shall be paid pro rata on the Common Stock and the Series A Preferred Stock, on an equal priority, pari passu basis, according to the number of shares of Common Stock held by the stockholders, where each holder of Series A Preferred Stock is to be treated for this purpose as holding (in lieu of such shares of Series A Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series A Preferred Stock.

(c)           The right to any dividends on shares of Series A Preferred Stock set forth in this Section 3 shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

4.            Liquidation Preference. In the event of a Sale of Control, or any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then (i) simultaneously and on a pro-rata basis with any distribution or payment on Pari Passu Securities, and (ii) before any distribution or payment shall be made to the Holders of the Common Stock or any other Junior Securities, each Holder of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to aggregate number of shares of Series A Preferred Stock then held by such Holder multiplied by one dollar ($1.00). If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series A Preferred Stock shall share ratably (together with holders of any Pari Passu Securities) in any distribution of cash constituting or generated by such assets. Notwithstanding the foregoing, the Holders of Series A Preferred Stock may elect to waive application of this Section 4 to any Sale of Control. The Corporation shall provide no less than ten (10) days’ notice to the Holders of Series A Preferred Stock of any event that would result in an obligation of the Corporation to pay the Liquidation Preference as provided herein.

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5.            Voting Rights. Each holder of each share of Series A Preferred Stock (i) shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, (ii) shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise-provided herein or as required by law, voting together with the Common Stock as a single class) and (iii) shall be entitled to notice of any shareholders’ meeting in accordance with the Corporation’s Bylaws. Fractional votes shall not, however, be permitted and any fractional voting resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Notwithstanding the foregoing, the Series A Preferred Stock shall vote as a separate class with respect to any amendment to this Certificate of Determination or the Corporation’s Certificate of Incorporation that would adversely alter or change any preference or any relative or other right given to the Series A Preferred Stock.

6.            Conversion.

6.1         Voluntary Conversion.

(a)          Each share of Series A Preferred Stock shall be convertible, at the option of the Holder (a “Voluntary Conversion”), at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing one dollar ($1.00) the “Original Series A Issue Price”) by the Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The “Conversion Price” per share shall initially be the Original Series A Issue Price; provided, however, that the Conversion Price shall be subject to adjustment as set forth in Section 6.5 below.

(b)          In order to effect a Voluntary Conversion, a Holder of shares of Series A Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series A Preferred Stock being converted (the “Series A Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the Conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Series A Preferred Stock Certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such Series A Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Section 11.2 hereof.

6.2         Automatic Conversion. Notwithstanding anything to the contrary contained herein, express or implied, all, and not less than all, of the then issued and outstanding shares of Series A Preferred Stock shall automatically, and without any further action on the part of the Corporation or the Holder, be converted immediately prior to the consummation of the Corporation’s firm commitment initial public offering further to a filing with the Securities and Exchange Commission on Form S-1 (the “IPO”) into such number of fully paid and nonassessable Conversion Units as is determined by dividing the Original Issue Price by the initial public offering price of the Conversion Units sold in the IPO.

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6.3         Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series A Preferred Stock was issued by the Corporation (the “Original Issuance Date”), the shares of Common Stock issuable upon a Voluntary Conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

6.4         Adjustment Upon Common Stock Event. In the event that a Common Stock Event occurs at any time or from time to time after the Original Issuance Date, the Conversion Price shall, simultaneously with the occurrence of such Common Stock Event, be proportionately decreased or increased, as appropriate so that the number of shares of Common Stock issuable as Conversion Shares on a Voluntary Conversion of each share of Series A Preferred Stock shall be increased (or decreased, as applicable) to the number of shares of Common Stock the Holder of each such share of Series A Preferred Stock would have held after such Common Stock Event, if such holder had converted each such share of Preferred Stock immediately prior thereto. The Conversion Shares shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.

6.5         Reservation of Stock and Units Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock and Unis (and the securities underlying said Units) as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock or Units (or the securities underling said Units) shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock or Units (or the securities underling said Units), as the case may be, to such number of shares of Units (or the securities underlying said Units) as shall be sufficient for such purpose.

6.6         No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

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6.7         Fractional Shares or Fractional Units. No fractional share or fractional Conversion Unit shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock or Units, as the case may be (including fractions thereof), issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share or fractional Conversion Unit.

7.            No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8.            Redemption. The Series A Preferred Stock is not redeemable.

9.            Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Delaware General Corporation Law, of (i) a majority of the outstanding Series A Preferred Stock, voting separate as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the Delaware General Corporation Law and the Certificate of Incorporation.

10.          Protective Provisions.

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding Series A Preferred Stock (the “Series A Majority Holders”):

10.1         alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock; or

10.2         issue any additional shares of Series A Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 10 shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series A Preferred Stock then outstanding.

11.          Miscellaneous.

11.1         Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are converted pursuant to this Certificate of Designations, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series A Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

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11.2.        Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

11.3         Waiver. Notwithstanding any provision in these Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Series A Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

11.4         Certain Definitions. As used in this Certificate, the term “Subsidiary” shall mean, as it applies to the Corporation, any one or more Persons, a majority of the capital stock or other equity interests of which are owned directly or indirectly (through another Subsidiary) by the Corporation. The term “Person” shall mean any corporation, limited liability company, partnership, limited partnership, trust or other entity.

11.5         Notices. Any notices required or permitted to be given under the terms hereof shall be in writing shall be deemed to have been duly given or made on (a) delivery thereof, if by hand; (b) upon receipt, if sent by mail (registered or certified mail, postage prepaid, return receipt requested); (c) upon receipt, if sent by a recognized overnight delivery service; or (d) upon transmission, if sent by facsimile transmission (in each case with receipt verified by electronic confirmation), in each case addressed to a party. The addresses for such communications are (i) if to the Corporation, Monster Digital, Inc., 2655 Park Center Drive, Unit C, Simi Valley, CA 93065; and (ii) if to any Holder to the address set forth under such Holder’s name on the Corporations stock ledger, or such other address as may be designated in writing hereafter, in the same manner, by such person

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The undersigned declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on March 18, 2016.

/s/ David H. Clarke
Name: David H. Clarke
Title: President

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